CFO Commentary on Second Quarter Fiscal 2019 Results
Q2 Fiscal 2019 Summary

GAAP
($ in millions except earnings per share)	Q2 FY19	Q1 FY19	Q2 FY18	Q/Q	Y/Y
Revenue	$3,123	$3,207	$2,230	Down 3%	Up 40%
Gross margin	63.3%	64.5%	58.4%	Down 120 bps	Up 490 bps
Operating expenses	$818	$773	$614	Up 6%	Up 33%
Operating income	$1,157	$1,295	$688	Down 11%	Up 68%
Net income	$1,101	$1,244	$583	Down 11%	Up 89%
Diluted earnings per share	$1.76	$1.98	$0.92	Down 11%	Up 91%

Non-GAAP
($ in millions except earnings per share)	Q2 FY19	Q1 FY19	Q2 FY18	Q/Q	Y/Y
Revenue	$3,123	$3,207	$2,230	Down 3%	Up 40%
Gross margin	63.5%	64.7%	58.6%	Down 120 bps	Up 490 bps
Operating expenses	$692	$648	$533	Up 7%	Up 30%
Operating income	$1,290	$1,428	$773	Down 10%	Up 67%
Net income	$1,210	$1,285	$638	Down 6%	Up 90%
Diluted earnings per share	$1.94	$2.05	$1.01	Down 5%	Up 92%

Revenue by Reportable Segments
($ in millions)	Q2 FY19	Q1 FY19	Q2 FY18	Q/Q	Y/Y
GPU Business	$2,656	$2,765	$1,897	Down 4%	Up 40%
Tegra Processor Business	467	442	333	Up 6%	Up 40%
Total	$3,123	$3,207	$2,230	Down 3%	Up 40%

Revenue by Market Platform
($ in millions)	Q2 FY19	Q1 FY19	Q2 FY18	Q/Q	Y/Y
Gaming	$1,805	$1,723	$1,186	Up 5%	Up 52%
Professional Visualization	281	251	235	Up 12%	Up 20%
Datacenter	760	701	416	Up 8%	Up 83%
Automotive	161	145	142	Up 11%	Up 13%
OEM and IP	116	387	251	Down 70%	Down 54%
Total	$3,123	$3,207	$2,230	Down 3%	Up 40%

Revenue
Revenue increased 40 percent year over year and decreased 3 percent sequentially to $3.12 billion. All market platforms - Gaming, Professional Visualization, Datacenter, and Automotive - reached record revenue.
GPU business revenue was $2.66 billion, up 40 percent from a year earlier and down 4 percent sequentially, led by record performance in Gaming, Professional Visualization, and Datacenter, offsetting a substantial decline in cryptocurrency GPUs. Gaming revenue was $1.80 billion, up 52 percent from a year ago and up 5 percent sequentially. Gaming GPU growth was fueled by Pascal™-based GPUs for desktops, and by high-performance notebooks based on our Max-Q technology. Professional Visualization revenue reached $281 million, up 20 percent from a year earlier and up 12 percent sequentially. Datacenter revenue was $760 million, up 83 percent from a year ago and up 8 percent sequentially, led by strong sales of our Volta architecture products, including NVIDIA® Tesla® V100 and DGX™ systems. OEM and IP revenue was $116 million, down 54 percent from a year ago and down 70 percent sequentially, driven by lower demand for cryptocurrency mining.
Our revenue outlook had anticipated cryptocurrency-specific products declining to approximately $100 million, while actual crypto-specific product revenue was $18 million. Whereas we had previously anticipated cryptocurrency to be meaningful for the year, we are now projecting no contributions going forward.
Tegra® Processor business revenue - which includes Automotive, SOC modules for the Nintendo Switch gaming console, and other embedded Tegra platforms - was $467 million, up 40 percent from a year ago and up 6 percent sequentially. Automotive revenue of $161 million was up 13 percent from a year earlier and up 11 percent sequentially, incorporating infotainment modules, production DRIVE™ PX platforms, and development agreements with automotive companies.
Gross Margin
GAAP gross margin for the second quarter was 63.3 percent and non-GAAP gross margin was 63.5 percent. Gross margin is normalizing to our core business and includes only minor benefits from cryptocurrency mining demand.
Expenses
GAAP operating expenses were $818 million, including $126 million in stock-based compensation and other charges. Non-GAAP operating expenses were $692 million, up 30 percent from a year earlier and up 7 percent sequentially. This reflects growth in investments in growth initiatives, including NVIDIA’s RTX platforms, AI, autonomous driving, and AI at the edge.
Operating Income
GAAP operating income was $1.16 billion in the second quarter, up 68 percent from a year earlier and down 11 percent sequentially. Non-GAAP operating income was $1.29 billion, up 67 percent from a year earlier and down 10 percent sequentially.
Other Income & Expense and Income Tax

GAAP
($ in millions)	Q2 FY19	Q1 FY19	Q2 FY18
Interest income	$32	$25	$15
Interest expense	(14)	(15)	(15)
Other, net	5	6	(4)
Total	$23	$16	$(4)

Non-GAAP
($ in millions)	Q2 FY19	Q1 FY19	Q2 FY18
Interest income	$32	$25	$15
Interest expense	(14)	(14)	(14)
Other, net	3	--	(1)
Total	$21	$11	$--
Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds and remaining convertible debt, and other gains and losses. GAAP OI&E includes interest expense associated with corporate bonds and remaining convertible debt, interest income from our investment portfolio, gains or losses from investments, and charges from early conversions of convertible debt and termination of an interest rate swap. Non-GAAP OI&E excludes the charges from early conversions of convertible debt, termination of an interest rate swap, the portion of interest expense from the amortization of the debt discount, and the gains or losses from certain investments.
GAAP effective tax rate in the second quarter was 7 percent, inclusive of excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate was 8 percent, which excludes the excess tax benefits related to stock-based compensation. As a result of recently issued IRS proposed regulations, we expect to record a GAAP discrete tax benefit in the third quarter of fiscal 2019 related to our provisional U.S. tax reform transition tax amount.
Net Income and EPS
GAAP net income was $1.10 billion and earnings per diluted share were $1.76, up 89 percent and 91 percent, respectively, from a year earlier. Non-GAAP net income was $1.21 billion and earnings per diluted share were $1.94, up 90 percent and 92 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.
Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18	YTD FY19
Dividends	$47	$181	$186	$213	$261	$341	$182
Share repurchases:
	$$100	$887	$814	$587	$739	$909	$655
Shares	8	62	44	25	15	6	3
During the first half of fiscal 2019, we returned $837 million to shareholders through a combination of $655 million in share repurchases and $182 million in quarterly cash dividends.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $6.10 billion to shareholders. This return represents 64 percent of our cumulative free cash flow for fiscal 2013 through the second quarter of fiscal 2019.
For fiscal 2019, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the second quarter were $7.94 billion, up from $7.30 billion in the prior quarter. This increase was primarily related to second quarter operating income, partially offset by changes in working capital.

Accounts receivable at the end of the quarter was $1.66 billion compared with $1.22 billion in the prior quarter. DSO at quarter-end was 48 days, up from 35 days in the prior quarter and down from 49 days in the second quarter of fiscal 2018.
Inventory at the end of the quarter was $1.09 billion, compared with $797 million in the prior quarter. DSI at quarter-end was 86 days, up from 64 days in the prior quarter and up from 84 days in the second quarter of fiscal 2018.
Cash flow from operating activities was $913 million in the second quarter, down from $1.45 billion in the prior quarter. This decrease was primarily due to changes in working capital.
Free cash flow was $785 million in the second quarter, compared with $1.33 billion in the previous quarter.
Depreciation and amortization expense amounted to $59 million for the second quarter. Capital expenditures were $128 million for the second quarter.
Third Quarter of Fiscal 2019 Outlook
Our outlook for the third quarter of fiscal 2019 is as follows:

•	Revenue is expected to be $3.25 billion, plus or minus two percent. We are including no contribution from crypto in our revenue outlook.

•	GAAP and non-GAAP gross margins are expected to be 62.6 percent and 62.8 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $870 million and $730 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $20 million.

•
GAAP and non-GAAP tax rates are both expected to be 9 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $125 million to $150 million.
______________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, contributions, gains from non-affiliated investments, interest expense related to amortization of debt discount, debt-related costs, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our expectation to record a GAAP discrete tax benefit in the third quarter of fiscal 2019; our intended fiscal 2019 capital return; our financial outlook for the third quarter of fiscal 2019; our expected tax rates for the third quarter of fiscal 2019; variability from excess tax benefits or deficiencies related to stock-based compensation; and our expected capital expenditures for the third quarter of fiscal 2019 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2018 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Tegra, Tesla, NVIDIA DGX, NVIDIA DRIVE and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. MaxQ® is the registered trademark of Maxim Integrated Products, Inc. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 29,	April 29,	July 30,	July 29,	July 30,
	2018	2018	2017	2018	2017

GAAP gross profit	$1,975	$2,068	$1,302	$4,043	$2,452
GAAP gross margin	63.3%	64.5%	58.4%	63.9%	58.8%
Stock-based compensation expense (A)	8	8	4	16	8
Non-GAAP gross profit	$1,983	$2,076	$1,306	$4,059	$2,460
Non-GAAP gross margin	63.5%	64.7%	58.6%	64.1%	59.0%

GAAP operating expenses	$818	$773	$614	$1,591	$1,210
Stock-based compensation expense (A)	(124)	(121)	(77)	(246)	(150)
Acquisition-related costs (B)	(2)	(2)	(4)	(4)	(8)
Legal settlement costs	—	(2)	—	—	—
Contributions	—	—	—	—	(2)
Non-GAAP operating expenses	$692	$648	$533	$1,341	$1,050

GAAP income from operations	$1,157	$1,295	$688	$2,452	$1,242
Total impact of non-GAAP adjustments to income from operations	133	133	85	266	168
Non-GAAP income from operations	$1,290	$1,428	$773	$2,718	$1,410

GAAP other income (expense)	$23	$16	$(4)	$39	$(21)
Gains from non-affiliated investments (C)	(2)	(6)	—	(8)	—
Interest expense related to amortization of debt discount	—	1	1	1	3
Debt-related costs (D)	—	—	3	—	17
Non-GAAP other income (expense)	$21	$11	$—	$32	$(1)

GAAP net income	$1,101	$1,244	$583	$2,345	$1,091
Total pre-tax impact of non-GAAP adjustments	131	128	89	259	188
Income tax impact of non-GAAP adjustments (E)	(22)	(87)	(34)	(109)	(108)
Non-GAAP net income	$1,210	$1,285	$638	$2,495	$1,171

	Three Months Ended			Six Months Ended
	July 29,	April 29,	July 30,	July 29,	July 30,
	2018	2018	2017	2018	2017
Diluted net income per share
GAAP	$1.76	$1.98	$0.92	$3.74	$1.71
Non-GAAP	$1.94	$2.05	$1.01	$3.99	$1.87

Weighted average shares used in diluted net income per share computation
GAAP	626	627	633	627	637
Anti-dilution impact from note hedge (F)	(1)	(1)	(4)	(1)	(10)
Non-GAAP	625	626	629	626	627

GAAP net cash provided by operating activities	$913	$1,445	$705	$2,358	$987
Purchase of property and equipment and intangible assets	(128)	(118)	(55)	(247)	(108)
Free cash flow	$785	$1,327	$650	$2,111	$879

(A) Stock-based compensation consists of the following:
	Three Months Ended			Six Months Ended
	July 29,	April 29,	July 30,	July 29,	July 30,
	2018	2018	2017	2018	2017
Cost of revenue	$8	$8	$4	$16	$8
Research and development	$76	$74	$44	$150	$85
Sales, general and administrative	$48	$47	$33	$96	$65

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Consists of unrealized gains from non-affiliated investments.

(D) Consists of loss on early debt conversions and termination of interest rate swap.

(E) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(F) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2019 Outlook
GAAP gross margin	62.6%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	62.8%

Q3 FY2019 Outlook
(In millions)
GAAP operating expenses	$870
Stock-based compensation expense, acquisition-related costs, and other costs	(140)
Non-GAAP operating expenses	$730